Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Allergan, Inc.:
      We consent to the incorporation by reference herein of our reports dated March 4, 2005, with respect to the consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, Allergan, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Allergan, Inc.
/s/ KPMG LLP
Costa Mesa, California
November 14, 2005